UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Aberdeen Chile Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aberdeen Level I Script (CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with Aberdeen.

I wanted to confirm that you have received the proxy material for the Special Meeting of Shareholders scheduled to take place on March 16, 2018.

Have you received the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Directors is unanimously recommending a vote “In Favor” of the proposal.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone. However, the Board of Directors is unanimously recommending a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Stockholder If Necessary)

If we identify any additional accounts you own with Aberdeen before the meeting takes place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation — I am recording your (Recap Voting Instructions).

For confirmation purposes:

•                  Please state your full name. (Pause)

•                  According to our records, you reside in (city, state, zip code). (Pause)

•                  To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you.  You will receive written confirmation of this vote within 3 to 5 business days.  Upon receipt, please review and retain for your records.  If you should have any questions please call the toll free number listed on the confirmation.  Mr. /Ms.            , your vote is important and your time is greatly appreciated.  Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY	Updated 2-28-2018

CLOSED-END FUNDS PROXY FACT SHEET FOR:
ABERDEEN

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	DECEMBER 18, 2017	OFFICES OF ABERDEEN ASSET MANAGEMENT INC.
Mail Date	FEBRUARY 9, 2018	1735 MARKET STREET, 32ND FLOOR
Meeting Date	MARCH 16, 2018	PHILADELPHIA, PA 19103
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	SEE BELOW	Inbound Line	1-888-288-0951
CUSIP	SEE BELOW	Website	http://cef.aberdeen-asset.us

NAME OF FUND	TICKER	CUSIP	MTG. TIME
Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc.	ABE	00301T102	9:00 AM EDT
Aberdeen Latin America Equity Fund, Inc.	LAQ	00306K106	10:00 AM EDT
Aberdeen Indonesia Fund, Inc.	IF	00305P106	11:00 AM EDT
Aberdeen Israel Fund, Inc.	ISL	00301L109	12:00 PM EDT
Aberdeen Singapore Fund, Inc.	SGF	003244100	2:00 PM EDT
Aberdeen Greater China Fund, Inc.	GCH	003031101	3:00 PM EDT

What are Shareholders being asked to vote on?

1.              To approve an Agreement and Plan of Reorganization between the Target Fund and Aberdeen Chile Fund, Inc. (the “Acquiring Fund”), pursuant to which the Target Fund would transfer substantially all of its assets to the Acquiring Fund, and the Acquiring Fund would assume all stated liabilities of the Target Fund, in exchange solely for newly issued shares of common stock of the Acquiring Fund, which will be distributed by the Target Fund to the shareholders of the Target Fund (although cash may be distributed in lieu of fractional shares) in the form of a liquidating distribution, and the Target Fund will be terminated and dissolved in accordance with its charter and Maryland law (a “Reorganization”).

BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDATION — FOR

What is happening?

Shareholders of each Target Fund are being asked to consider the Reorganization of their Target Fund into the Acquiring Fund at a special meeting of shareholders of the Target Fund. The consolidation of each Target Fund with the Fund would be effected pursuant to an Agreement and Plan of Reorganization between the Fund and the Target Fund, and would be subject to the approval of the Target Fund’s shareholders and certain other conditions.

Why are shareholders being asked to approve the Reorganizations?

The Funds’ shares have tended to trade in recent years at prices that are below their respective net asset values, or at a discount. The investment adviser of each Fund and the Board of each Fund have regularly analyzed options to address the discount at which Fund shares have traded. As a result of those considerations, one or more Funds have taken certain actions, including implementing share buyback programs and managed distributions. Nonetheless, discounts have persisted and, for most of the Funds, institutional investors have accumulated significant holdings. Given the size of these holdings, such Funds are vulnerable to shareholder proposals that could be costly to the Funds, distracting to management and potentially detrimental to certain investors. In light of the changes in the markets and the potential for activism, an affiliate of the investment adviser of each Fund undertook an analysis of available alternatives, ultimately recommending a consolidation of all of the Funds into a single Aberdeen-advised closed-end fund, which would be restructured to have an emerging markets equity income strategy, followed by a post-consolidation tender offer to provide liquidity to shareholders and increase the likelihood of shareholder support for the consolidation.

How are shareholders of each Target Fund expected to benefit from the proposed Reorganizations?

The Board of each Target Fund anticipates that the Reorganizations will benefit the shareholders of the

Target Fund by providing the potential for:

i.                  excluding the costs of leverage anticipated to be used by the Combined Fund, a lower net operating expense ratio than each of the Funds had prior to the Reorganizations (see “How will the Reorganizations affect the fees and expenses of the Target Funds?” below for additional information);

ii.               a dividend yield for the Combined Fund that is expected to be higher than the dividend yield of each of the Funds prior to the Reorganizations, as a result of the income component of the Combined Fund’s investment objective and the use of leverage by the Combined Fund;

iii.            greater secondary market liquidity for the Combined Fund’s shares of common stock (“common shares”), which may result in tighter bid-ask spreads;

iv.           potentially better trade execution for the Combined Fund’s shareholders when purchasing or selling the Combined Fund’s common shares;

v.              potentially improved premium/discount levels for the Combined Fund’s common shares for a period of time following the Reorganizations;

vi.           operating and administrative efficiencies for the Combined Fund, including greater investment flexibility and investment options, greater diversification of portfolio investments, the ability to trade in larger positions and more favorable transaction terms;

vii.        benefits from having fewer closed-end funds in the market, including an increased focus by investors on the remaining funds in the market (including the Combined Fund) and additional research coverage; and

viii.     benefits from having fewer similar funds in the same fund complex, including a simplified operational model and a reduction in risk of operational, legal and financial errors.

How will the Reorganizations affect the fees of the Target Funds?

The Funds’ management fees may be calculated slightly differently from one another and the Combined Fund (for example, on the basis of average weekly net assets; average weekly market value or net assets, whichever is lower; or based on “Managed Assets,” as defined below). However, the Combined Fund’s contractual management fee rate is the same as or lower than the contractual management fee rate of each of ABE, ISL and IF. In addition, it is the same as or lower than the contractual management fee rate of LAQ and GCH at certain asset levels, but higher at other asset levels. The Combined Fund’s contractual management fee rate is higher than the contractual management fee rate of SGF at every asset level.

The contractual management fee of the Combined Fund will be at an annual rate of:

•                  0.90% of the first $250 million of the Combined Fund’s average weekly net assets;

•                  0.80% on the next $250 million; and

•                  0.75% on amounts above $500 million.

How will the Reorganizations affect expenses of the Target Funds?

The Combined Fund’s Total Expense Ratio will depend on the combination of the Funds in the proposed Reorganizations and the resulting size of the Combined Fund, and furthermore, there can be no assurance that future expenses will not increase or that any expense savings for any Fund will be realized.

The Funds estimate that the completion of all of the Reorganizations would result in a Net Total Expense Ratio for the Combined Fund of 1.38% pre-tender offer and 1.46% post-tender offer (assuming a maximum reduction in Combined Fund net assets of 50% as a result of the capital gain distributions and tender offer) on a historical and pro forma basis for the 12-month period ended June 30, 2017.

In connection with the proposed Reorganizations, the Investment Adviser has contractually agreed to limit the total operating expenses of the Combined Fund (excluding leverage costs, taxes, interest, brokerage commissions and any non-routine expenses) from exceeding 1.20% of the average weekly net assets of the Fund on an annualized basis, for a period of two years from the date of the first Reorganization closing.

Will the name of the Fund change after the Reorganization is approved?

The Acquiring Fund’s Board of Directors approved certain additional changes to the Acquiring Fund’s investment policies, changes to the Acquiring Fund’s name (from Aberdeen Chile Fund, Inc. to Aberdeen Emerging Markets Equity Income Fund, Inc.), ticker symbol (from CH to AEF).

Will the Combined Fund have a different investment strategy than my Fund?

The Fund and the Target Funds are closed-end funds with different, but in most cases similar, investment objectives and policies. The investment objectives, investment strategies and policies, investment restrictions and investment risks of the Funds have certain similarities and differences, which are described in the Joint Proxy Statement/Prospectus. Specifically, the Combined Fund would follow a multi-cap emerging markets equity income investment strategy that utilizes leverage.

What happens if shareholders of one or more Target Funds do not approve its Reorganization but shareholders of the other Target Funds approve their Reorganizations?

An unfavorable vote on a proposed Reorganization by the shareholders of one or more Target Funds will not affect the implementation of the Reorganizations of the other Target Funds if the other Reorganizations are approved by the shareholders of the other Target Funds.

If the Reorganization of any Target Fund is not approved, such Target Fund would continue to exist and operate on a stand-alone basis. However, the investment adviser to that Target Fund may, in connection with the ongoing management of that Target Fund and its product line, recommend alternative proposals for the Target Fund to the Board of that Target Fund, including liquidation or a re-solicitation of votes for the Reorganization.

If the Reorganization of my Target Fund is approved, when will the Reorganization and tender offer take place?

Subject to the requisite approval of the shareholders of a Target Fund with regard to the applicable Reorganization, it is currently expected that the consolidation will occur prior to the end of April 2018; however, this is subject to change depending on the timing of the Target Fund shareholder approvals. Although it is anticipated that the Reorganizations would all be consummated on the same date, one or more Reorganizations could be delayed and occur at a later date.

The Combined Fund will conduct a tender offer for shares of the Combined Fund at 99% of NAV in an amount that, together with capital gains then-accrued by the Combined Fund and to be distributed in 2018, will aggregate up to a maximum distribution of 50%, and not less than 40%, of the net assets of the Combined Fund. Barring exceptional or unforeseen circumstances, the Combined Fund anticipates announcing the amount of the tender offer and an estimate of a special capital gains distribution within approximately 10 business days after the closing of the consolidation, both of which are expected to be completed and paid within approximately 60 days following the closing of the consolidation. These gains may still be offset by any capital losses realized during the Combined Fund’s fiscal year ending December 31, 2018.

What are the primary characteristics of the Combined Fund following the Reorganizations?

The Combined Fund will follow a multi-cap emerging markets equity income investment strategy that utilizes leverage. The Combined Fund will seek to provide both current income and long-term capital appreciation by investing, under normal market conditions, at least 80% of its net assets, plus any borrowings for investment purposes, in emerging market equity securities. Additionally, it is anticipated that the Combined Fund will begin using leverage for investment purposes through borrowing from a bank in an amount currently estimated to be approximately 10% of total assets. The countries that the Combined Fund’s portfolio management team currently estimates will have approximately 10% or more representation in the Combined Fund’s portfolio are Brazil, China and India. The countries that the Combined Fund’s portfolio management team currently estimates will have approximately 5% or more representation in the Combined Fund’s portfolio are Indonesia, Mexico, South Africa, Taiwan and Thailand. The sectors that the Combined Fund’s portfolio management team currently estimates will have approximately 10% or more representation in the Combined Fund’s portfolio are Consumer Staples, Financials, Information Technology and Telecom Services. The sectors that the Combined Fund’s portfolio management team currently estimates will have approximately 5% or more representation in the Combined Fund’s portfolio are Materials, Industrials, Consumer Discretionary and Real Estate. The Combined Fund’s portfolio management team’s estimates with respect to the percentages of leverage, country allocation and sector allocation are based on current market conditions and could significantly vary under different circumstances.

Does the Combined Fund intend to utilize leverage for investment purposes following the closing of the Reorganizations?

Although the Combined Fund will be permitted to utilize leverage for investment purposes upon the closing of the Reorganizations, it is not anticipated that the Combined Fund would implement leverage until after the proposed tender offer is completed. Management believes that with more certainty as to the size of the Combined Fund after the Reorganizations, it can seek more competitive proposals from potential lenders.

How similar are the Funds?

Each of the Funds is advised by the Investment Adviser or Aberdeen Asset Management Asia Limited (“AAMAL”), each a wholly-owned subsidiary of Aberdeen Asset Management PLC (“Aberdeen PLC”). Each of the Acquiring Fund, ABE, ISL and LAQ is advised by the Investment Adviser and managed by Aberdeen’s Global Emerging Market’s (“GEM”) team, and each of IF, SGF and GCH is advised by AAMAL and managed by Aberdeen’s Asian Equities team, which includes individuals who are also part of the larger GEM team.

Like ABE, ISL, IF and LAQ, the Acquiring Fund’s common shares are listed on the NYSE American. Shares of SGF and GCH are listed on the New York Stock Exchange. The Combined Fund’s common shares will be listed on the NYSE American.

The investment objectives, investment strategies and policies, investment restrictions and investment risks of the Funds have certain similarities and differences, which are described in the Joint Proxy Statement/Prospectus. See “COMPARISON OF THE FUNDS” in the Joint Proxy Statement/Prospectus for a comparison of the Funds’ investment objectives and significant investment strategies and policies and investment risks.

Each Fund is organized as a Maryland corporation and each is a non-diversified, closed-end management investment company registered under the 1940 Act, except that as of April 2017, ABE has operated as a diversified investment company for at least three years meaning that, under Securities and Exchange Commission guidance, ABE can no longer operate as a non-diversified investment company without the approval of shareholders.

Although all of the Funds are subject to Maryland corporate law, they have different Articles of Incorporation and By-Laws. The material terms of the Funds’ organizational documents are described in the Joint Proxy Statement/Prospectus under “CERTAIN PROVISIONS IN EACH FUND’S CHARTER AND BYLAWS; GOVERNING LAW”.

How will the Reorganizations be effected?

You will become a shareholder of the Acquiring Fund following your Target Fund’s Reorganization. You will receive newly issued common shares of the Acquiring Fund, par value $0.001 per share, the aggregate NAV (not the market value) of which will equal the aggregate NAV (not the market value) of the common shares of the Target Fund you held immediately prior to such Reorganization (although you may receive cash for fractional shares). The NAV of each Target Fund and the Acquiring Fund will reflect the applicable costs of the Reorganization. The market value of the common shares of the Combined Fund you receive may be less than the market value of the common shares of the Target Fund shares you held prior to the Reorganizations.

Have common shares of the Target Funds and the Acquiring Fund historically traded at a premium or a discount to its respective NAVs?

The common shares of each Fund have historically fluctuated between a discount and a premium. As of September 15, 2017, each Fund traded at a discount to its respective NAV. To the extent a Target Fund is trading at a wider discount (or a narrower premium) than the Acquiring Fund at the time of the Reorganizations, such Target Fund shareholders would have the potential for an economic benefit by the possible narrowing of the discount/premium. To the extent a Target Fund is trading at a narrower discount (or wider premium) than the Acquiring Fund at the time of the Reorganizations, such Target Fund shareholders may be negatively impacted if the Reorganizations are consummated. The Combined Fund shareholders would only benefit from a discount perspective to the extent the post-Reorganization discount (or premium) improves. There can be no assurance that, after the Reorganizations, common shares of the Combined Fund will trade at, above or below NAV.

Will I have to pay any sales load, commission or other similar fees in connection with the Reorganizations?

You will pay no sales loads or commissions in connection with the Reorganizations.

Who will bear the costs associated with the Reorganizations?

Regardless of whether the Reorganizations are completed, the costs associated with these proposed Reorganizations, including the costs associated with the Special Meetings, will be borne directly by each of the respective Funds incurring the expense or will otherwise be allocated among the Funds proportionately based on relative net assets, except that the Investment Adviser or its affiliate will bear Reorganization costs of any Target Fund to the extent that such costs exceed its contractual expense limitation, if any, as discussed more fully in the Joint Proxy Statement/Prospectus. As of September 15, 2017, the only Fund proposed to participate in the consolidation for which the Investment Adviser or its affiliate expects to bear such expenses is GRR, the proposal for which is presented in a separate proxy statement/prospectus, because its current expenses already exceed its contractual expense limitation. The only other Fund with a contractual expense limitation is GCH. Because of the expected benefits of the consolidation for each of the Target Funds, each Fund’s investment adviser recommended that, and the Boards of such Target Funds have approved having, the Target Funds be responsible for their own Reorganization expenses. AST Fund Solutions, the Funds’ proxy solicitor, is mentioned on page 13 of the Joint Proxy Statement.

Will I have to pay any U.S. federal taxes as a result of the Reorganizations?

Each of the Reorganizations is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If a Reorganization so qualifies, in general, shareholders of a Target Fund will recognize no gain or loss for U.S. federal income tax purposes upon the exchange of their Target Fund common shares for Acquiring Fund common shares pursuant to the Reorganization (except with respect to cash received in lieu of fractional shares). Additionally, the Target Fund will recognize no gain or loss for U.S. federal income tax purposes by reason of the Reorganization, except for any gain or loss that may be required to be recognized as a result of the close of each Target Fund’s taxable year due to the Reorganization. Neither the Acquiring Fund nor its shareholders will recognize any gain or loss for U.S. federal income tax purposes pursuant to any Reorganization.

Prior to the closing date of the Reorganizations (the “Closing Date”), each Target Fund will declare a distribution to its shareholders that, together with all previous distributions, will have the effect of distributing to each respective Target Fund’s shareholders all of its investment company taxable income (computed without regard to the deduction for dividends paid), if any, through the Closing Date, all of its net capital gains, if any, through the Closing Date, and all of its net tax-exempt interest income, if any, through the Closing Date. Such a distribution will be taxable to each Target Fund’s shareholders for U.S. federal income tax purposes.

What are the U.S. federal tax consequences of the proposed tender offer both to: (i) existing shareholders who participate in the tender offer and (ii) existing shareholders who choose not to participate in the tender offer?

Generally, all U.S. shareholders (other than tax-exempt shareholders) of the Combined Fund who sell shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted cost basis in the shares, except that in certain circumstances a tendering shareholder who does not have a complete termination of his or her interest in the Combined Fund may be treated as having received a distribution from the Combined Fund (rather than having recognized gain or loss from a sale). The sale date for tax purposes will be the date the Combined Fund accepts shares for purchase. Participating shareholders should consult their tax adviser regarding specific tax consequences, including potential state, local and foreign tax consequences. Shareholders of the Combined Fund who choose not to tender will retain their investment in the Combined Fund and therefore generally will not trigger a taxable event at that time. The Combined Fund will be required to sell portfolio securities in order to raise cash to pay the tender offer proceeds, which will also result in portfolio transaction costs and possibly generate capital gains. The Combined Fund currently expects to use tax equalization accounting adjustments to reduce the impact of the net capital gains required to be distributed for ongoing shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

VOTING METHODS

PHONE:

To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card.  Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At:

ABE:  http://www.aberdeenabe.com/en/usclosedabe/announcements

IF:  http://www.aberdeenif.com/en/usclosedif/announcements

ISL:  http://www.aberdeenisl.com/en/usclosedisl/announcements

LAQ:  http://www.aberdeenlaq.com/en/usclosedlaq/announcements

GCH:  http://www.aberdeengch.com/en/usclosedgch/announcements

SGF:  http://www.aberdeensgf.com/en/usclosedsgf/announcements